UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2011

XETA TECHNOLOGIES, INC.
 (Exact name of registrant as specified in its charter)

Oklahoma	0-16231	73-1130045
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1814 West Tacoma, Broken Arrow, Oklahoma	74012
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 918-664-8200

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
On February 9, 2011, XETA Technologies, Inc., an Oklahoma corporation (“XETA”), and PAETEC Holding Corp., a Delaware corporation (“PAETEC”), issued a joint press release announcing that they had entered into an Agreement and Plan of Merger dated February 8, 2011 (the “Merger Agreement”). Under the Merger Agreement, Hera Corporation, an Oklahoma corporation and an indirect wholly-owned subsidiary of PAETEC will merge with and into XETA, and as a result of the merger, XETA will become an indirect wholly-owned subsidiary of PAETEC. The merger consideration to XETA shareholders for their shares will be $5.50 cash per share. Concurrently with the execution and delivery of the Merger Agreement, Greg D. Forrest, XETA’s chief executive officer and a director, and Ronald L. Siegenthaler and Ozarslan A. Tangun, directors of XETA, who together represent in the aggregate ownership of approximately 16% of XETA’s outstanding common shares, entered into separate voting agreements with PAETEC whereby each shareholder committed, among other things, and subject to the terms and conditions of their respective voting agreements, to vote all of their respective shares in favor of the merger.
Completion of the merger is subject to the approval of XETA’s shareholders and other closing conditions.
XETA will file a preliminary proxy statement with the Securities and Exchange Commission, which will contain detailed information about the merger. Once the SEC completes its review of the preliminary proxy statement, XETA will file a definitive proxy statement with the SEC and distribute it to its shareholders.
A copy of the press release announcing the merger is attached as Exhibit 99.1 to this Current Report on Form 8-K, which is incorporated herein by reference. In addition, on February 9, 2011, Greg D. Forrest, Chief Executive Officer of XETA, sent a letter to XETA employees, which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.
Additional Information About the Proposed Transaction and Where to Find It
In connection with the proposed transaction, XETA will file proxy materials (including a proxy statement and other relevant materials) with the Securities and Exchange Commission. Before making any voting decision, investors and shareholders are advised to read the definitive proxy statement regarding the merger and any other relevant documents filed by XETA with the SEC when they become available. The proxy statement and these documents will contain important information about the merger and XETA.
Investors and shareholders may obtain free copies of the proxy statement and other documents filed by XETA (when available) at the SEC’s website at http://www.sec.gov, or at the company’s website at http://www.xeta.com. The proxy statement and other documents may also be obtained, when available, for free from XETA by directing such request to XETA Technologies, Inc., 1814 W. Tacoma Street, Broken Arrow, Oklahoma 74102.
XETA and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from XETA’s shareholders in connection with the proposed merger transaction. Information concerning the interests of those persons is set forth in XETA’s proxy statement relating to its 2010 annual shareholders meeting and in its annual report on Form 10-K for the fiscal year ended October 31, 2010, both filed with the SEC, and will also be set forth in the proxy statement relating to the merger transaction when it is filed and becomes available.

Forward-Looking Statements
This Current Report on Form 8-K and the exhibits filed herewith contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning XETA’s estimated revenues for fiscal 2011, estimated combined companies’ headcount, estimated closing date of the merger and future performance expectations. These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: failure to obtain shareholder approval or failure to satisfy other conditions required for the consummation of the merger; failure or delay in consummation of the merger for other reasons; changes in laws or regulations; the condition of the U.S. economy and its impact on capital spending in XETA’s markets; the successful integration of recently acquired businesses into that of XETA and realization of anticipated synergies and growth opportunities from these transactions; changes in Avaya’s strategies regarding the provision of equipment and services to its customers; unpredictable quarter to quarter revenues; continuing success of XETA’s Mitel product and service offerings; XETA’s ability to maintain and improve upon current gross profit margins; intense competition and industry consolidation; dependence upon a few large wholesale customers for the recent growth in XETA’s Managed Services offering; and the availability and retention of revenue professionals and certified technicians. Additional factors that could affect actual results are described in the “Risk Factors” sections of XETA’s Form 10-K and Form 10-Q filings with the SEC.

Item 9.01.	Exhibits.
(d) Exhibits

Exhibit No.	Description

Exhibit 99.1	Joint press release of XETA and PAETEC dated February 9, 2011.

Exhibit 99.2	Letter to XETA employees dated February 9, 2011.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XETA TECHNOLOGIES, INC.
Dated: February 9, 2011	By:	/s/ Robert Wagner
Robert Wagner
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Joint press release of XETA and PAETEC dated February 9, 2011.

Exhibit 99.2	Letter to XETA employees dated February 9, 2011.